UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2006
The Hallwood Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-08303	51-0261339

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas	75219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 528-5588

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
      Hallwood Energy, L.P. has entered into an agreement to sell a 60% interest in its oil and gas properties in Reeves and Culberson Counties, Texas, and 100% of its properties in Parker, Hood and Tarrant Counties, Texas to a third party. The third party will also assume operation of the wells on the properties. The purchase price is to be approximately $29,500,000 plus expenses incurred from April 1, 2006 through the closing date and is subject to adjustment for title and other issues identified prior to closing. Closing is expected to occur approximately June 16, 2006. Completion of the transaction will enable Hallwood Energy to increase its operational focus on its properties in Arkansas and Louisiana and reduce its capital requirements in West Texas while retaining a significant interest in the economic potential of the West Texas properties.
     Hallwood Energy, L.P. is a private limited partnership in which The Hallwood Group Incorporated owns approximately 25% (20% after consideration of profit interests) of the limited partner interests.
     Certain statements in this report may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, that the contemplated transaction is subject to certain conditions and, therefore, may not be completed or may be completed on terms different than those described.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HALLWOOD GROUP INCORPORATED
Date: June 14, 2006	By:	/s/ Melvin J. Melle
		Name:	Melvin J. Melle
		Title:	Vice President

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